Exhibit 10.1

MID-CON ENERGY PARTNERS, LP
CHANGE IN CONTROL SEVERANCE PLAN

Effective August 1, 2019

In order to secure the continued services of certain key management and employees of Mid-Con Energy GP, LLC (the “Company”), general partner of Mid-Con Energy Partners, LP (the “Partnership”), and Affiliates of the Company, and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company, the Board of Directors of the Company (the “Board”) has adopted this Change in Control Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”).

Section 1.  Definitions.  For purposes of this Plan, the following terms shall have the meanings set forth below:

“Accrued Bonus” shall mean a Participant’s accrued, but unpaid as of a Participant’s Termination Date, annual cash bonus for any completed fiscal year of the Company or its applicable Affiliate preceding a Participant’s Termination Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, Mid-Con Energy Operating LLC shall be considered an Affiliate of the Company for purposes of this Plan.

“Annual Bonus” shall mean a Participant’s target annual cash bonus for the calendar year in which the Participant’s Termination Date occurs; provided, however, that if a target annual cash bonus has not been established for the Participant for the calendar year in which the Termination Date occurs, then “Annual Bonus” shall be equal to the most recent annual cash bonus paid by the Company or its Affiliates to the Participant preceding the Participant’s Termination Date; provided, further, that “Annual Bonus” shall in no event be less than the highest annual cash bonus paid by the Company or its Affiliates to the Participant under any such annual cash bonus plan for any calendar year commencing since the Effective Date and prior to the termination of the Plan in accordance with Section 8(l).  For the avoidance of doubt, Annual Bonus shall include annual cash bonus received by the Participant from the Company and all of its Affiliates.

“Beneficiary” shall mean the person or entity designated by Participant, by written instrument delivered to the Company, to receive the benefits payable under this Plan in the event of Participant’s death.  If Participant fails to designate a Beneficiary, or if no Beneficiary survives Participant, such death benefits shall be paid as follows:  (i) to Participant’s surviving spouse; (ii) if there is no surviving spouse, to Participant’s living descendants per stirpes; or (iii) if there is neither a surviving spouse nor descendants, to Participant’s duly appointed and qualified executor or personal representative.

“Cause” shall mean have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Plan Administrator) between Participant and the Company or an Affiliate.  If there is no such written agreement or if such agreement does not define “Cause,” the term “Cause” shall mean (i) conviction of a Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude, (ii) a Participant’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board, (iii) a Participant’s material breach or default in the performance of his obligations under an award agreement under the Long-Term Incentive Program, any employment or similar agreement between the Participant and the Company or any Affiliate, the Participation and Restrictive Covenant Agreement, or any other restrictive covenant agreement between the Participant and the Company or any Affiliate or (iv) a Participant’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates.

“Change in Control” shall mean, and shall be deemed to have occurred upon one or more of the following events: (i) any Person, other than the Company or an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a program of complete liquidation of the Partnership; (iii) the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; (iv) a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership; or (v) any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Partnership’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; provided, further, that any conversion (or similar transaction) of the Partnership into another business form (including a corporation) shall not constitute a Change in Control for purposes of this Plan.

“CIC Agreement” shall have the meaning set forth in Section 2.

“Claimant” shall have the meaning set forth in Section 4(c).

“COBRA” shall mean the Consolidated Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the Board or the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Cure Period” shall have the meaning set forth in the “Good Reason Process” definition.

“Effective Date” shall mean August 1, 2019.

“Employment” shall mean employment with the Company or any Affiliate of the Company.  A Participant’s Employment shall be deemed to have continued notwithstanding a transfer of employment between the Company and any of its Affiliates, or between any two Affiliates, or a termination of a Participant’s Employment by the Company or one of its Affiliates, followed immediately by the hiring of Participant by the Company or any of its Affiliates.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

“Excise Tax” shall have the meaning set forth in Section 3(d)(i).

“Full Payment” shall have the meaning set forth in Section 3(d)(i).

“Good Reason” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Plan Administrator) between Participant and the Company or an Affiliate.  If there is no such written agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall be deemed to exist if, and only if, without Participant’s written consent: (i) there is a reduction of Participant’s then current annual rate of base salary by 10% or more, (ii) there is a material diminution in the Participant’s authority, duties or responsibilities, (iii) the Company conditions Participant’s continued service with the Company or its Affiliates on Participant being transferred to a location that would increase Participant’s one-way commute by more than fifty (50) miles from Participant’s then principal residence, or (iv) the Company or any successor materially breaches any employment or other material agreement between Participant and the Company or its Affiliates (if any).  In order to terminate due to Good Reason, Participant must comply with the Good Reason Process described herein.

“Good Reason Process” shall mean that (i) Participant reasonably determines in good faith that a Good Reason condition has occurred, (ii) Participant notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of Participant having actual or constructive knowledge of the occurrence of such condition, (iii) Participant cooperates in good faith with the Company’s efforts at no cost to the Participant, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist after the expiration of the Cure Period, and (v) Participant terminates Participant’s Employment within thirty (30) days after the expiration of the Cure Period.  For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Long-Term Incentive Program” shall mean the Partnership’s Long-Term Incentive Program, as may be amended from time to time, or any successor program or plan.

“Monthly Base Salary” shall mean Participant’s monthly base salary at the rate in effect prior to any reduction for purposes of Good Reason, or on the date of a Qualifying Termination, whichever is higher; provided, however, that such rate shall in no event be less than the highest rate in effect for Participant at any time following the Effective Date and prior to the termination of the Plan in accordance with Section 8(l).  For the avoidance of doubt, Monthly Base Salary shall include base salary received by the Participant from the Company and all of its Affiliates.

“Payment” shall have the meaning set forth in Section 3(d)(i).

“Participant” shall mean any employee of the Company (or one of its Affiliates) selected by the Plan Administrator in accordance with Section 2 who has entered into a Participation and Restrictive Covenant Agreement and otherwise meets the requirements of Section 2.

“Participation and Restrictive Covenant Agreement” shall mean the written agreement evidencing participation under this Plan and the restrictive covenants being agreed to as a condition to participate in this Plan between the Company and the applicable employee.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).

“Plan Administrator” shall mean (i) the Committee with respect to any Participant who is subject to Section 16 of the Exchange Act and (ii) the Company’s Chief Executive Officer or such other person as may be designated by the Committee from time to time with respect to any Participant who is not subject to Section 16 of the Exchange Act.

“Qualifying Termination” shall mean the Participant’s termination of Employment which constitutes a termination by the Company without Cause or a resignation by the Participant for Good Reason that occurs, in each case, within twenty-four (24) months following the consummation of a Change in Control.

“Reduced Payment” shall have the meaning set forth in Section 3(d)(i).

“Retirement Plan” shall mean any qualified or nonqualified supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by the Company or its Affiliates in which Participant is eligible to participate.

“Section 409A Payment” shall have the meaning set forth in Section 5(d).

“Severance Benefits” shall mean the severance benefits under Section 3(a).

“Severance Multiple” shall be the multiple provided for in the Participation and Restrictive Covenant Agreement for a Participant.

“Severance Period” shall be the period provided for in the Participation and Restrictive Covenant Agreement for a Participant.

“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment, as determined in accordance with Section 5(d).

“Welfare Plan” shall mean any health, vision or dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by the Company or its Affiliates in which Participant is eligible to participate.

Section 2.  Eligibility.  The Plan Administrator shall from time to time, in its sole discretion, select and designate in writing, which of the Company’s (including any of its Affiliates) employees are eligible to participate in this Plan and such employee shall become a Participant under this Plan conditioned upon accepting and executing a Participation and Restrictive Covenant Agreement within 30 days after such agreement is delivered to such employee. The Plan Administrator may, in its sole discretion, remove an employee from participation in the Plan, with such removal to be effective upon three-months prior notice to the impacted employee; provided, however, that if (a) a Participant is notified of his or her removal from participation in the Plan and (b) on or within six-months following the date on which the Participant is notified of his or her removal from the Plan, the Company has entered into or enters into an agreement that if consummated would constitute a Change in Control (the “CIC Agreement”), then such individual shall remain a Participant in the Plan and remain eligible for benefits in accordance with the terms hereof until the earlier to occur of (i) the termination of the CIC Agreement and (ii) the 12-month anniversary of the date on which the Participant is notified of his or her removal from the Plan.

Section 3.  Compensation, Benefits and Effect of Termination of Employment.

(a)  Effect of Termination of Employment.  Subject to Section 3(c) and Section 3(d), in the event of (i) a Participant’s Qualifying Termination or (ii) the Company’s termination of a Participant’s Employment without Cause in anticipation of a Change in Control transaction that the Board is actively considering and that is ultimately consummated within six-months of the Participant’s Termination Date, then the Company shall provide Participant the payments and benefits set forth below (the “Severance Benefits”).  For the avoidance of doubt, a Participant shall not be entitled to benefits under this Plan if such Participant’s Employment terminates for any reason other than as set forth herein (including due to death, disability, for Cause or resignation without Good Reason) or at any time other than as specifically set forth in the Qualifying Termination definition or this Section 3(a).

(i)  The Company shall pay to Participant an amount equal to the Severance Multiple times the sum of (x) Participant’s Monthly Base Salary plus (y) one-twelfth (1/12) of Participant’s Annual Bonus.  Such amount shall be payable in a single lump sum within sixty (60) days following the Termination Date (or, if later, than Change in Control).

(ii)  The Company shall pay Participant any Accrued Bonus, with such Accrued Bonus payable in a single lump sum within sixty (60) days following the Termination Date or, if later, the Change in Control (but in any event no later than the March 15th following the year in which such Accrued Bonus was earned or, if later, the Change in Control).

(iii)  Participant shall receive any and all benefits accrued through the date of termination of Employment under any Retirement Plan, Welfare Plan or other plan or program in which Participant participates as of the Termination Date, with the amount, form and time of payment of such benefits determined by the terms of such Retirement Plan, Welfare Plan and other plan or program.

(iv)  If upon the Termination Date, Participant holds any awards granted under the Long-Term Incentive Program, including options, unit appreciation rights, restricted units, phantom units, unit awards or any other unit-based award, all such awards shall be governed by the terms of the Long-Term Incentive Program and the applicable award agreements and shall become vested, exercisable, and payable only to the extent provided for under the terms of the Long-Term Incentive Program and the applicable award agreements.

(v)  If Participant timely elects COBRA continuation coverage, Participant shall pay and the Company shall reimburse, on a monthly basis, Participant for such health insurance coverage through the earlier of (x) the Severance Period and (y) Participant becoming eligible for health insurance coverage under another employer’s plan (whether through the Participant or as a dependent) at the same rate as it pays for health insurance coverage for its active employees (with Participant required to pay for any employee-paid portion of such coverage).

(vi)  During the Severance Period, Participant shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.

(b)  Release of Claims.  The obligations of the Company and its Affiliates under this Section 3 shall be subject to such Participant’s execution, within 45 days after the Termination Date or, if later, the Change in Control, of a general release and waiver substantially in a form prescribed by the Company, which has become irrevocable following any revocation period permitted by the Company.

(c)  Recoupment.  Notwithstanding any provisions in this Plan to the contrary, the Plan Administrator may, in its sole and absolute discretion, in the event of Participant’s material breach of a material obligation of Participant to the Company pursuant to any award or agreement between Participant and the Company, including a material breach of the Participation and Restrictive Covenant Agreement or a determination that an event constituting Cause has occurred, regardless of whether this determination happened prior to or following the Termination Date: (i) terminate the right of such Participant to receive any payment under this Section 3, to the extent it has not been paid; and (ii) seek the recoupment of any payment paid to such Participant under this Section 3, including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due Participant from the Company or any of its Affiliates, to the extent the Plan Administrator in its sole discretion deems appropriate after considering the relevant facts and circumstances.  Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.

(d)  Code Section 280G.

(i)  If any payment or benefit (including payments and benefits pursuant to this Plan) Participant would receive in connection with or as a result of a Change in Control from the Company or its Affiliates or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Participant, which of the following two alternative forms of payment shall be paid to Participant: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Participant receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  A Full Payment shall be made in the event that the amount received by Participant on a net after-tax basis is greater than what would be received by Participant on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made.  If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Participant shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments (in the reverse chronological order in which such cash would otherwise be paid); (B) cancellation of accelerated vesting of equity awards other than options (in the reverse chronological order in which such equity awards would vest in the absence of a Change in Control); (C) cancellation of accelerated vesting of options (in the reverse chronological order in which such options would vest in the absence of a Change in Control); and (D) reduction of other benefits paid to Participant (in the reverse chronological order in which such benefits would otherwise be provided).

(ii)  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm selected by the Plan Administrator, shall make all determinations required to be made under Section 3(d)(i).  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized law firm or independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm or law firm required to be made hereunder.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Participant.

(e)  Death. If Participant’s Employment terminates under circumstances described in Section 3(a), then upon Participant’s subsequent death, all unpaid amounts payable to Participant under Section 3(a)(i), (ii) or (v), if any, shall be paid to Participant’s Beneficiary.

Section 4.  Administration of Plan; Claims Procedure.

(a)  General.  Except as specifically provided herein, this Plan shall be administered by the Plan Administrator.  The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this plan to designated individuals or committees.  The Plan Administrator shall be the “administrator” and a “named fiduciary” under this Plan for purposes of ERISA.

(b)  Interpretations and Variations.  The Plan Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan.  The Plan Administrator or its representative shall decide any issues arising under this Plan, and the decision of the Plan Administrator shall be binding and conclusive on Participants and the Company.  Any variations from this Plan may be made only by the Plan Administrator in its sole discretion.

(c)  Filing a Claim.  Although it is not normally necessary to file a claim in order to receive benefits under this Plan, if a Participant (the “Claimant”) feels he or she has been improperly denied benefits under this Plan, any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 8(a).  All claims relating to this Plan must be filed within 90 days following Participant’s Termination Date, unless the Plan Administrator otherwise specifies in writing.  The Plan Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed).  If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.

(d)  Notice of Initial Determination.  The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part.  If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e)  Right to Appeal.  If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial.  The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim.  The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f)  Review of Appeal.  In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.  If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.  Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(g)  Notice of Appeal Determination.  The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.  The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes.  If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.  Any notice and decisions by the Plan Administrator under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

(h)  Statute of Limitations.  No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above.  No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits available under this Plan shall apply in any forum where such legal action is initiated.

Section 5.  Section 409A Compliance; Changes in Law.

(a)  It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code.  In the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 8(l), the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification.  Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.

(b)  In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for the Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 8(l), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.

(c)  The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A‑1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A‑1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A‑1(b)(9)(v)(B).  As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes Participant’s Termination Date (or, if later, the Change in Control), (ii) any additional payments that are made on or before the last day of the second calendar year following the year of Participant’s Termination Date and do not exceed the lesser of two times Participant’s annual rate of pay in the year prior to the Termination Date or two times the limit under Code Section 401(a)(17) then in effect, and (iii) continued medical expense reimbursements during the applicable COBRA period, are intended to be exempt from the requirements of Section 409A of the Code.

(d)  To the extent any amounts under this Plan are payable by reference to a Participant’s termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (a “Section 409A Payment”), and Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A‑1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death.  Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release or Participation and Restrictive Covenant Agreement and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.

(e)  Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit.

Section 6.  Covenants. Each Participant’s participation in this Plan is conditioned upon Participant’s execution of a Participation and Restrictive Covenant Agreement within thirty (30) days after such agreement is delivered to such Participant (or such later date as permitted by the Plan Administrator).  If a Participant breaches any of the covenants in the Participation and Restrictive Covenant Agreement, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants contained therein, (i) Participant’s entitlement to Severance Benefits shall be null and void, (ii) all rights to receive or continue to receive Severance Benefits shall thereupon cease and (iii) Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, Participant.  The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

Section 7.  Offset; No Mitigation.

(a)  To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.

(b)  In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not Participant obtains other employment, except as expressly provided in Sections 3(a)(v) and 3(c).

Section 8.  Miscellaneous.

(a)  Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

If to the Company:	Mid-Con Energy GP, LLC 2431 E 61st, Suite 850

Tulsa, Oklahoma  74136
Attention:  General Counsel

If to a Participant:	At the most recent address on file with the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Plan shall be deemed to have been given when so delivered, sent or mailed.

(b)  Choice of Law.  This Plan shall be deemed to be made in Oklahoma, and, to the extent not preempted by ERISA or other federal law, the validity, interpretation, construction and performance of this plan in all respects shall be governed by the laws of Oklahoma without regard to its principles of conflicts of law.  By participating in this Plan, each Participant and the Company hereby (i) irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Oklahoma, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such Oklahoma court, and (ii) knowingly, voluntarily and intentionally waive any rights such party may have to a trial by jury in respect of any litigation based hereon or arising out of or in connection with this Plan.  This provision is a material inducement for the Participant to be a Participant hereunder.

(c)  No Waiver.  No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)  Severability.  If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.

(e)  Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

(f)  Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(g)  Interpretations.  For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(h)  Successors.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Plan and the obligations and liabilities contemplated thereunder, including, but not limited to the amendment and termination obligations contemplated under Section 8(l).  Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

(i)  Non-Duplication.  The Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to Participant and this Plan shall be administered accordingly.  Accordingly, the Plan Administrator, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s severance benefits under this Plan against any other severance, termination, or similar benefits payable to Participant by the Company or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of Employment or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.  For the avoidance of doubt, this Plan shall replace any agreements entered into between the Company and the Participant providing the Participant with severance or related benefits in the event of a Change in Control and the Participant shall not be entitled to benefits under both this Plan and any other severance plan or policy maintained by the Company or its Affiliates and amounts payable under this Plan shall be reduced by any amounts received or payable under any such severance plan or policy.  To the extent that the Severance Benefits payable hereunder are deemed to be a substitute for a Section 409A Payment provided under another agreement with Participant, then the Severance Benefits payable hereunder shall be paid at the same time and in the same form as such substituted Section 409A Payment to the extent required to comply with Section 409A of the Code.

(j)  Deemed Resignations.  Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.

(k)  No Guarantee of Employment.  This Plan shall not be construed as creating any contract of Employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(l)  Amendment and Termination of this Plan.  Except as specifically provided in Section 5, the Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) no such amendment, modification or termination will be effective unless each affected Participant has received written notice thereof at least twelve (12) months prior to such amendment, modification or termination becoming effective and (ii) no such amendment, modification or termination may materially impair the rights of a Participant whose Termination Date previously occurred.  In addition, the Committee may not amend, modify or terminate this Plan after steps have been taken, and continue to be taken, that could lead to a Change in Control or within twelve (12) months after a Change in Control without an impacted Participant’s written consent.  The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.  No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (i) the date of termination of the Participant’s employment by the Company if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan, (iii) the removal of the Participant from participation in this Plan in accordance with Section 2, and (iv) termination of the Plan in accordance with this Section 8(l) prior to the date the Participant terminates employment with the Company.

Section 9.  Survival.  The provisions of this Plan, including Sections 3, Section 4, Section 5, Section 6, Section 7 and Section 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf, to be effective as of the Effective Date.

MID-CON ENERGY GP, LLC

/s/Jeffrey R. Olmstead
Jeffrey R. Olmstead
President & Chief Executive Officer